                                  Exhibit 11

                           Wind River Systems, Inc.

                      Computation of Earnings per Share

                   (in thousands, except per share amounts)
                                  (unaudited)



                                                                          Three months ended
                                                                                July 31,
                                                                          1997           1996
                                                                          ----           ----
Primary:
Weighted average shares outstanding                                    $  25,384      $  21,607
Net effect of dilutive stock options                                       2,813          3,026
                                                                       ------------------------
Total shares                                                           $  28,197      $  24,633
                                                                       ------------------------
                                                                       ------------------------
Net income                                                             $   3,870      $   2,090
                                                                       ------------------------
                                                                       ------------------------
Net income per share                                                   $    0.14      $    0.08
                                                                       ------------------------
                                                                       ------------------------

Fully Diluted:
Weighted average shares outstanding                                    $  25,384      $  21,607
Net effect of dilutive stock options                                       2,989          3,121
"If converted" conversion of convertible subordinated notes                    0              0
(Note 1)
                                                                       ------------------------
Total shares                                                           $  28,373      $  24,728
                                                                       ------------------------
                                                                       ------------------------

Net income                                                             $   3,870      $   2,090
Add:
Convertible subordinated notes interest, net of taxes                          0              0
Expenses attributable to convertible notes issued, net of taxes                0              0
                                                                       ------------------------
Adjusted net income                                                    $   3,870      $   2,090
                                                                       ------------------------
                                                                       ------------------------
Net income per share                                                   $    0.14      $    0.08
                                                                       ------------------------
                                                                       ------------------------

Note 1 The effect of potential conversion of the 5% Convertible Subordinated Notes have not been included in the fully diluted EPS calculation for second fiscal quarters of 1998 and 1997 because they are anti-dilutive.